ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact	Todd Fromer / Garth Russell
Ken Chymiak (9l8) 25l-288	(212) 896-1215 / (212) 896-1250
David Chymiak (9l8) 25l-2887	tfromer@kcsa.com / grussell@kcsa.com

ADDvantage Technologies Completes Purchase of Assets from Adelphia Communications Corporation
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BROKEN ARROW, Okla., September 19, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), a leading provider of new, legacy and refurbished cable television equipment, today announced that its new subsidiary, Broadband Redistribution International, has completed the purchase of 82,034 Scientific-Atlanta and 16,889 Motorola surplus digital set-top boxes from Adelphia Communications Corporation at a cost of approximately $1.8 million.

The purchase of the equipment from Adelphia, which is currently operating under Chapter 11-Bankruptcy protection, was finalized after the United States Bankruptcy Court for the Southern District of New York approved the sale. Broadband Redistribution International will begin to take ownership of the digital set tops on September 18, 2006. These set top boxes will be refurbished using outside vendors as we receive orders for them from customers. This refurbishment will require an additional investment of approximately $2 to 3 million.

“We believe that this purchase provides us with an opportunity to leverage our strong presence in the cable equipment industry to successfully distribute the reconditioned set-top boxes we acquired from Adelphia. There is growing demand for such legacy digital equipment from many of our clients throughout the U.S. and South America. We believe the timing of this opportunity will allow us to take full advantage of certain pending regulatory changes, most notably the FCC’s mandate for CableCard inclusion in newly manufactured boxes beginning July 1, 2007,” said Ken Chymiak, ADDvantage’s President and Chief Executive Officer.

David Chymiak, Chairman of ADDvantage Technologies Group, Inc, stated “This significant purchase of digital converters reflects our confidence in our company's ability to add new products and become a dominant provider. Having said this, we do not anticipate achieving meaningful revenues from the sales of these converters until 2007.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International, and Broadband Redistribution International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
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